Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 18, 2004 relating to the financial statements for the plan year ended December 31, 2003, which appears in the Annual Report of The Scotts Company Retirement Savings Plan on Form 11-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
May 18, 2005